Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Record revenue and strong margin drive performance; Company confirms 2013 Guidance

SCHAUMBURG, Ill., November 5, 2013 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) today announced financial results for the quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•	Revenue increased 23% to $60.8 million driven by products launched in the last twelve months;

•	Reported gross profit increased 157% to $18.6 million, or 31% of net revenue, inclusive of $1.1 million of incremental expense due to unabsorbed manufacturing costs at our SCP facility;

•	Adjusted Gross Profit[1] increased 102% to $19.1 million, or 31% of net revenue;

•	Net income of $2.8 million, or diluted earnings per share of $0.10, and

•	Completed secondary offering of 3,542,470 new shares of common stock receiving $70.6 million of net proceeds to support continued investment in product pipeline and SCP.

“Our third quarter results reflect another solid quarter of financial performance driven by balanced demand across our diverse product portfolio. The continued strong earnings performance, and related cash flow, has enabled intensified investment in our product portfolio through both external development partners and through SCP, our wholly owned venture in China,” said Jeffrey M. Yordon, chief executive officer, and chairman of the board of Sagent. “In addition to the positive earnings and cash flow contributions, the success of our recently completed secondary offering bolsters our resources for long-term investment in SCP, development of our product portfolio and pursuit of strategic growth drivers.”

Financial Results for the quarter ended September 30, 2013

Net revenue for the third quarter of 2013 was $60.8 million, an increase of $11.4 million, or 23%, compared to $49.4 million in the third quarter of 2012. The increase was driven by $17.5 million in revenue from the launch of 23 new codes or presentations of 10 new products since September 30,

[1]	Adjusted Gross Profit is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

2012, including Zolodronic Acid at market formation, partially offset by reductions in demand driven by the abatement of market shortages and increased competitive pricing pressures. Gross profit for the third quarter of 2013 was $18.6 million, or 30.5% of net revenue, inclusive of $1.1 million of incremental expense due to unabsorbed manufacturing costs at our SCP facility, compared to $7.2 million, or 14.6% of net revenue, in the third quarter of 2012. Adjusted Gross Profit for the third quarter of 2013 was $19.1 million, or 31.5% of net revenue, compared to $9.5 million, or 19.2% of net revenue in the third quarter of 2012.

Total operating expenses for the third quarter of 2013 was $15.5 million, an increase of $4.5 million, or 41%, compared to $11.0 million for the same period in 2012. Product development expense totaled $6.9 million, an increase of $2.9 million, or 72% compared to $4.0 million for the third quarter of 2012. The increase in product development expense was primarily due to increased milestone expense for projects in our pipeline and costs associated with development activities at SCP. Selling, general and administrative expenses for the third quarter of 2013 totaled $9.1 million compared to $7.2 million in the third quarter of 2012, with the increase due primarily to costs associated with our SCP subsidiary. The equity in net income of joint ventures for the third quarter of 2013 totaled $0.5 million compared to $1.0 million in the third quarter of 2012.

Including the impact of interest and other non-operating expenses, net income for the third quarter of 2013 was $2.8 million, compared to a net loss of $3.8 million for the third quarter of 2012.

Financial Results for the nine months ended September 30, 2013

Net revenue for the first nine months of 2013 was $180.6 million, an increase of $50.3 million, or 38%, compared to $130.4 million in the first nine months of 2012. Gross profit for the first nine months of 2013 was $60.3 million, or 33.4% of net revenues, compared to $19.5 million, or 14.9% of net revenues, in the first nine months of 2012. Adjusted Gross Profit for the first nine months of 2013 was $62.2 million, or 34.4% of net revenue, compared to $23.6 million, or 18.1% of net revenue in the first nine months of 2012.

Total operating expenses for the first nine months of 2013 was $41.8 million, an increase of $6.8 million, or 20% compared to $34.9 million in the first nine months of 2012. Other operating income for the first nine months of 2013 included a $5 million one-time termination fee related to the amendment of the company’s Manufacturing and Supply Agreement with Actavis. In addition, in conjunction with the completion of the acquisition of our joint venture partner’s 50% interest in SCP, our previously held equity interest was remeasured to fair value, resulting in a gain of $2.9 million reported as gain on previously held equity interest.

Including the impact of interest and other non-operating expenses, net income for the first nine months of 2013 was $26.0 million, compared to a net loss of $16.8 million for the first nine months of 2012.

Liquidity

Our cash and cash equivalents and short term investments at September 30, 2013 were $156.2 million, and our working capital totaled $185.7 million.

Fiscal 2013 Guidance

“We are pleased with the continued revenue and earnings progress of the business,” stated Jonathon M. Singer, Executive Vice President and Chief Financial Officer of Sagent. “As we look to the fourth quarter of the year the primary variable impacting earnings will be the timing of milestone payments related to our growth in product placements we’ve been driving throughout the year. We anticipate that product launches will continue to offset the impact of pricing declines in Zolodronic Acid, thus providing comfort with our previously updated revenue guidance and an expansion of our outlook for margin.”

Sagent’s business plan for fiscal 2013 currently anticipates:

•	Net revenue for the year to be in the range of $230 to $250 million driven by 10 to 12 product launches;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 30% to 33%, an increase from our previous guidance of 28% to 32%;

•	Product development expense in the range of $25 to $27 million; and

•	Selling, general and administrative expenses in the range of $34 to $37 million.

As a result, the Company has narrowed its anticipated range for reported net income for fiscal 2013 to between $24 million and $28 million, a significant increase from the original guidance range of $5 million to $15 million for 2013.

Conference Call Information

Sagent will host its third quarter conference call this morning beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode: 88463072.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2013 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to realize the expected benefits from our acquisition of and investment in our China subsidiary (the former KSCP joint venture); the additional capital investments we will be required to make in our China subsidiary to achieve its manufacturing potential; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s quarterly report on Form 10-Q, filed on August 6, 2013. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net (income) loss of joint ventures line on the Condensed Consolidated Statements of Operations. We define EBITDA as net loss less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net loss less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain recorded on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP and the equity in net loss of our KSCP joint venture prior to the acquisition.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income (loss). The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income (loss). Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income (loss) for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended September 30,
	2013	2012	$ change	% change
Net revenue	$60,842	$49,429	$11,413	23%
Cost of sales	42,255	42,208	47	0%

Gross profit	18,587	7,221	11,366	157%
Gross profit as % of net revenue	30.5%	14.6%
Operating expenses:
Product development	6,888	4,011	2,877	72%
Selling, general and administrative	9,083	7,169	1,914	27%
Management reorganization	—	739	(739)	-100%
Equity in net income of joint ventures	(485)	(940)	(455)	-48%

Total operating expenses	15,486	10,979	4,507	41%

Income (loss) from operations	3,101	(3,758)	6,859	183%
Interest income and other	44	60	(16)	-27%
Interest expense	(319)	(52)	(267)	513%

Income (loss) before income taxes	2,826	(3,750)	6,576	175%
Provision for income taxes	—	—	—	—

Net income (loss)	$2,826	$(3,750)	$6,576	175%

Net income (loss) per common share:
Basic	$0.10	$(0.13)	$0.23	177%
Diluted	$0.10	$(0.13)	$0.23	177%
Shares outstanding
Basic	28,745	27,977	768
Diluted	29,568	27,977	1,591

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Nine months ended September 30,
	2013	2012	$ change	% change
Net revenue	$180,644	$130,389	$50,255	38%
Cost of sales	120,381	110,900	9,481	9%

Gross profit	60,263	19,489	40,774	209%
Gross profit as % of net revenue	33.4%	14.9%
Operating expenses:
Product development	15,629	12,700	2,929	23%
Selling, general and administrative	26,030	22,089	3,941	18%
Management reorganization	—	739	(739)	-100%
Equity in net loss (income) of joint ventures	118	(589)	707	120%

Total operating expenses	41,777	34,939	6,838	20%

Termination fee	5,000	—	5,000	n/m
Gain on previously held equity interest	2,936	—	2,936	n/m

Income (loss) from operations	26,422	(15,450)	41,872	271%
Interest income and other	94	210	(116)	-55%
Interest expense	(482)	(1,515)	1,033	-68%

Income (loss) before income taxes	26,034	(16,755)	42,789	255%
Provision for income taxes	—	—	—	—

Net income (loss)	$26,034	$(16,755)	$42,789	255%

Net income (loss) per common share:
Basic	$0.92	$(0.60)	$1.52	253%
Diluted	$0.90	$(0.60)	$1.50	250%
Shares outstanding
Basic	28,349	27,943	406
Diluted	29,051	27,943	1,108

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,937	$27,687
Short term investments	110,251	36,605
Accounts receivable, net of chargebacks and other deductions	24,792	31,609
Inventories	48,620	47,106
Due from related party	2,981	1,440
Prepaid expenses and other current assets	7,456	2,821

Total current assets	240,037	147,268
Property, plant, and equipment, net	57,883	780
Investment in joint ventures	1,873	19,622
Goodwill	6,038	—
Intangible assets, net	3,282	4,277
Other assets	331	368

Total assets	$309,444	$172,315

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,134	$21,813
Due to related party	2,480	7,026
Accrued profit sharing	7,824	4,246
Accrued liabilities	10,209	7,369
Current portion of deferred purchase consideration	5,812	—
Current portion of long-term debt	4,880	—

Total current liabilities	54,339	40,454
Long term liabilities:
Long-term portion of deferred purchase consideration	8,233	—
Long-term debt	14,314	—
Other long-term liabilities	1,619	6

Total liabilities	78,505	40,460
Total stockholders’ equity	230,939	131,855

Total liabilities and stockholders’ equity	$309,444	$172,315

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended September 30,				% of net revenue, three months ended September 30,
	2013	2012	$ Change	% Change	2013	2012	% Change
Adjusted Gross Profit	$19,135	$9,489	$9,646	102%	31.5%	19.2%	12.3%
Sagent portion of gross profit earned by Sagent Agila joint venture	548	2,268	(1,720)	-76%	0.9%	4.6%	-3.7%

Gross Profit	$18,587	$7,221	$11,366	157%	30.5%	14.6%	15.9%

	Nine months ended September 30,				% of net revenue, nine months ended September 30,
	2013	2012	$ Change	% Change	2013	2012	% Change
Adjusted Gross Profit	$62,172	$23,629	$38,543	163%	34.4%	18.1%	16.3%
Sagent portion of gross profit earned by Sagent Agila joint venture	1,909	4,140	(2,231)	-54%	1.1%	3.2%	-2.1%

Gross Profit	$60,263	$19,489	$40,774	209%	33.4%	14.9%	18.5%

Sagent’s business plan for fiscal 2013 currently anticipates:

% of net revenue, twelve months ended December 31, 2013
Adjusted Gross Profit	30% - 33%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Gross Profit	29% - 31%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended September 30,
	2013	2012	$ Change	% Change
Adjusted EBITDA	$6,222	$1,004	$5,218	520%
Stock-based compensation expense	1,073	1,641	(568)	-35%
Gain on previously-held equity interest[1]	—	—	—	n/m
Equity in net loss of KSCP joint venture	—	1,115	(1,115)	-100%

EBITDA	$5,149	$(1,752)	$6,901	394%

Depreciation and amortization expense[2]	2,048	2,006	42	2%
Interest expense, net	275	(8)	283	3,538%
Provision for income taxes	—	—	—	—

Net income (loss)	$2,826	$(3,750)	$6,576	175%

	Nine months ended September 30,
	2013	2012	$ Change	% Change
Adjusted EBITDA	$33,642	$(3,304)	$36,946	1,118%
Stock-based compensation expense	4,230	4,297	(67)	-2%
Gain on previously-held equity interest[1]	(2,936)	—	(2,936)	n/m
Equity in net loss of KSCP joint venture	1,825	3,137	(1,312)	-42%

EBITDA	$30,523	$(10,738)	$41,261	384%

Depreciation and amortization expense[2]	4,101	4,712	(611)	-13%
Interest expense, net	388	1,305	(917)	-70%
Provision for income taxes	—	—	—	—

Net income (loss)	$26,034	$(16,755)	$42,789	255%

[1]	Upon obtaining the controlling interest in KSCP, we remeasured the previously held equity interest in KSCP to fair value, resulting in a gain of $2,936 reported as gain on previously held equity interest in the condensed consolidated statements of operations. The gain includes $2,782 reclassified from accumulated other comprehensive income (loss), and previously recorded as currency translation adjustments.
[2]	Depreciation and amortization expense excludes $22 and $22 of amortization in the three months ended September 30, 2013 and 2012, respectively, and $65 and $486 in the nine months ended September 30, 2013 and 2012, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2013 and 2012.